Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

For the six month period ended
June 30, 2009
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(50,836)
Plus:
Fixed Charges (excluding capitalized interest)	154,076

Total Earnings	$103,240

Fixed Charges:
Interest expensed and capitalized	$152,822
Amortized premiums, discounts, and capitalized expenses related to indebtedness	90
An estimate of the interest component within rental expense	1,164

Total Fixed Charges	$154,076

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(50,836)
Plus:
Fixed Charges (excluding capitalized interest)	84,997

Total Earnings	$34,161

Fixed Charges:
Interest expensed and capitalized	$83,743
Amortized premiums, discounts, and capitalized expenses related to indebtedness	90
An estimate of the interest component within rental expense	1,164

Total Fixed Charges	$84,997

Ratio of Earnings to Fixed Charges	(A)

(A)	Due to the Company’s pre-tax loss for the six month period ended June 30, 2009 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of $65.5 million to achieve a ratio of 1:1 during the first half of 2009.